Exhibit 99.1

PROPOSAL 4: AMENDING THE BANK OF AMERICA CORPORATION KEY EMPLOYEE EQUITY PLAN

Executive Summary

•	Amend the Bank of America Corporation Key Employee Equity Plan (KEEP) to increase the number of shares available for grant by 150 million and extend the expiration date of the KEEP.

•
The terms of the KEEP are aligned with stockholders’ interests, including a minimum vesting requirement, no automatic single-trigger vesting for key employees upon change in control, no liberal share counting, no use of discounted stock options or stock appreciation rights (SARs), and no use of reload options.

•
We have robust compensation governance and employee equity award practices, including dividend payout only after vesting and performance conditions are met, and cancellation and clawback features in all awards.

Background
We currently maintain the KEEP, which was last approved by stockholders in 2015 with more than 94% of stockholder votes cast in favor of the plan. Under this plan, we have reserved a number of shares of our common stock for issuance to key employees (including executive officers) as equity-based awards in the form of restricted stock shares, restricted stock units, stock options, and SARs. The KEEP was amended in December 2018, in connection with discontinuing the Bank of America Corporation Directors’ Stock Plan (Directors’ Stock Plan), to permit restricted stock awards to non-employee directors on the same basis as was applicable under the Directors’ Stock Plan. The KEEP is currently scheduled to expire on May 5, 2025. In March 2019, our Board approved the amendment to the KEEP, subject to the approval of our stockholders at the annual meeting, principally to increase the number of shares available for grant and extend the plan term, as described below.
Material Changes to the KEEP
The amendment to the KEEP makes two material changes:

•	The number of shares of our common stock available for awards under the KEEP will be increased by 150 million shares.

•	The amendment extends the KEEP term through April 23, 2029 (i.e., 10 years after the date of the annual meeting).

•	The amendment also updates provisions regarding minimum vesting requirements and tax withholding.
Impact of the Amendment Based on Information as of March 4, 2019
As of March 4, 2019, under the current authorization, there are 149 million shares of common stock available for grant as equity-based awards. Based on our current run rate, these shares would last less than two years, while the current plan term has six years remaining. We believe it is appropriate to increase the number of shares of our common stock available for awards under the KEEP so that our company can continue the practice of granting deferred equity-based awards in lieu of cash.
We estimate the total dilutive effect of our stock plans on our stockholders (sometimes called “overhang”) resulting from the amendment to the KEEP would be approximately 4.7%, with the incremental overhang resulting from the requested share increase equal to approximately 1.4%. The overhang is calculated as follows, in each case as of the record date of March 4, 2019:

(a) Incremental share request subject to stockholder approval	150,000,000
(b) Shares underlying outstanding awards of restricted shares / stock-settled restricted stock units under all equity plans(1)	177,644,512
(c) Options outstanding under all equity plans(2)	0
(d) Shares currently available for future issuance under all equity plans(3)	149,351,807
(e) Total shares authorized for, or outstanding under, equity awards (a + b + c + d)	476,996,319
(f) Total common shares outstanding	9,638,946,646
(g) Fully diluted overhang (e/(e+f))(4)	4.7%

(1)
Includes 8,901,332 vested restricted stock units subject to a required six- or twelve-month holding period and 4,321,376 vested restricted stock units that are expected to be issued/delivered within 30 days of the record date. Also includes 818,853 vested restricted stock units and stock option gain deferrals that were assumed by the company in connection with prior acquisitions under whose plans the awards were originally granted.

(2)	The total number of noncompensatory warrants and convertible instruments as of March 4, 2019 was 61,603,640, and is not reflected in the table above.

(3)
Includes 149,292,353 shares of common stock available for future issuance under the KEEP and 59,454 shares of common stock which are available for future issuance under the Directors’ Stock Plan. As of January 1, 2019, grants of stock awards to the company’s non-employee directors will be made under the KEEP.

(4)	To determine the sum of (e) plus (f) for this calculation, 62,889 restricted stock shares included in both (e) and (f) are counted only once to prevent duplicative aggregation.
Based on data available as of December 31, 2018, our level of overhang was lower than the average for our primary competitor group. Additionally, our rate at which we grant equity awards relative to shares of our common stock outstanding (sometimes referred to as “run rate”) was below the average run rate for our primary competitor group on a one-year and three-year average basis. For the past three calendar years (2016-2018), the weighted average annual share usage is 1.0% of our common shares outstanding. If the KEEP is approved, we expect the pool of requested shares to last approximately three years assuming we maintain similar grant practices as over the past two years and assuming hypothetically our current stock price remains constant.
The number of shares remaining available for grant under our equity compensation plans as noted in the previous table differs from those reported as of December 31, 2018 because that information does not take into account year-to-date grants during 2019 for the 2018 performance year. Information regarding the number of shares remaining available for grant as required by SEC disclosure rules are discussed in detail under “Additional Information” on page 79.
The list of companies included in our primary competitor group are detailed under “Competitor Groups” on page 55.
Purpose
The KEEP is intended to serve a critical role in our pay-for-performance compensation program. In addition, our Board believes that equity-based awards aid in our ability to attract, retain and motivate our employees and is the most direct way to align employee interests with those of stockholders. As part of our pay-for-performance practices, more than 90,000 employees receive variable incentives. More highly compensated employees receive a portion of their variable incentive as deferred restricted stock units (RSUs). The portion of the variable incentive deferred as equity-based awards generally increases with compensation levels according to a predetermined deferral grid, aligning employees’ interests with those of stockholders. The RSU awards are a key part of our pay-for-performance philosophy, and in many cases are required by law, rule, and regulation. In addition, our executive officers receive PRSUs that must be re-earned by meeting specific performance criteria, as described on page 54 for awards granted in February 2019. Equity awards granted to employees are subject to cancellation and clawback features which encourage appropriate behavior and manage risk in our compensation program; these features are described on page 48.
The value of RSUs tracks the price of our common shares. Compensation expense is in the personnel expense line of the income statement.
The KEEP is the company’s vehicle for delivering deferred equity-based awards. Since the KEEP was last approved by stockholders in 2015, the amount of common stock awarded has averaged approximately 100 million shares each year; we now have 149 million shares remaining for awards under the KEEP. The Board has determined to increase the shares of our common stock available for awards under the plan by 150 million shares to enable the granting of plan awards in the future. The alternative would be to increase the use of deferred cash awards, which we believe would be less aligned with stockholder interests. Therefore, the Board recommends amending the KEEP to increase the number of shares of common stock available for awards under the plan.
In addition, for the last three years, the company has repurchased shares of common stock, in an amount equal to the value of stock-settled equity awards as they are recognized into capital. These share repurchases offset the net new shares of common stock delivered under the KEEP. The company currently intends to continue this repurchase practice. The company’s common stock repurchases are subject to required regulatory and Board approvals.
The additional 150 million shares authorized under the KEEP would allow our company to continue current grant practices for approximately three years.

Plan Features and Grant Practices That Protect Stockholder Interests
The KEEP and the company’s grant practices continue to include a number of features intended to protect the interests of stockholders.

What We Do

The Compensation and Benefits Committee reviews the dilutive impact of Bank of America’s stock program, including by monitoring its “overhang” relative to its primary competitor group of leading U.S. financial services companies

• With the shares requested, our overhang will be approximately 4.7%

• Based on data available as of December 31, 2018, Bank of America’s overhang was lower than the average of our primary competitor group

Based on data available as of March 4, 2019, we believe the rate at which Bank of America grants equity-based awards relative to its outstanding shares of common stock (or run rate) is a reasonable grant practice

Stock retention requirements align executive officer and stockholder interests by linking the value realized from equity-based awards to sustainable company performance. Beginning with awards granted after 2012, our Corporate Governance Guidelines require 50% of net after-tax shares received from equity-based awards be retained until one year after retirement for our Chief Executive Officer and until retirement for other executive officers

Equity awards are subject to multiple separate and distinct “clawback” requirements that can result in the awards potentially being cancelled or prior payments recouped. These clawback requirements work together to ensure that rewards realized over time appropriately reflect the time horizon of the risks taken and encourage proper conduct. These clawback requirements are discussed in detail under “Compensation Discussion and Analysis” on page 48

The KEEP includes minimum vesting requirements. Time-vesting stock-based awards generally cannot vest more quickly than ratably annually as of each anniversary over a three-year period beginning on the grant date of the award, and performance-vesting stock-based awards generally require at least a 12-month performance period. Certain limited exceptions are permitted

Dividends/dividend equivalents on restricted stock shares/units awarded to employees are accrued with interest from the grant date and paid only if and when the underlying award becomes vested

What We Don’t Do

Automatic vesting of awards upon a change in control (sometimes referred to as “single trigger” vesting) for key employees is not allowed. Instead, the KEEP permits the Compensation and Benefits Committee to provide for vesting only if the participant’s employment is terminated in connection with a change in control (i.e., “double trigger” vesting)

The KEEP does not include provisions frequently labeled as “liberal share counting” (e.g., the ability to re-use shares tendered or surrendered to pay the exercise cost or tax obligation of grants or the “net counting” of shares for stock option or SAR exercises). The only share re-use provisions are for awards that are cancelled or forfeited or for awards settled in cash

The use of discounted stock options or SARs, the use of dividend equivalents on stock options or SARs, and the use of reload options is prohibited
The KEEP broadly prohibits the repricing of stock options or SARs without stockholder approval, including the repurchase of underwater options or SARs for cash

Option or equity transferability to third parties “for consideration” is not allowed. The transfer of awards, if at all, is limited to immediate family members without consideration and by the laws of descent and distribution

Overview of the KEEP
The following is a summary of the material terms of the KEEP, as amended. It is qualified in its entirety by reference to the terms of the KEEP, as amended. A copy of the KEEP, marked to show the amendment approved by the Board in March 2019, is attached to this proxy statement as Appendix B. The proposed amendment to the KEEP will become effective only if the KEEP, as amended, is approved by our stockholders.

Number of Shares
The KEEP, as approved by stockholders in 2015, provides that the aggregate number of shares of our common stock available for grants of awards under the plan from and after January 1, 2015 will not exceed the sum of (i) 450 million shares plus (ii) any shares that were subject to an award as of December 31, 2014 under the KEEP, if such award is cancelled, terminates, expires, lapses or is settled in cash for any reason from and after January 1, 2015. As of March 4, 2019, there were approximately 149 million common shares available for future awards under the KEEP. The amendment to the KEEP, if approved by stockholders, would increase the number of shares available for awards by 150 million shares, to approximately 299 million shares estimated based on information available on March 4, 2019.
Under the KEEP, each award, whether granted as a stock option, SAR, restricted stock share or restricted stock unit, counts against the available share pool as one share for each share awarded.
The share re-use provisions under the KEEP do not include any “liberal share counting” features. Shares covered by awards will continue to be available for awards if and only to the extent (a) the award is cancelled or forfeited or (b) the award is settled in cash. Shares used to cover the exercise price of stock options or to cover any tax withholding obligations in connection with awards will continue to be unavailable for awards under the KEEP. In addition, the total number of shares covering stock-settled SARs or net-settled options will be counted against the pool of available shares, not just the net shares issued upon exercise.
Administration
The KEEP is primarily administered by the Compensation and Benefits Committee. To the extent permitted by law, the Compensation and Benefits Committee may designate an individual or committee (which need not consist of directors) to act as the appropriate committee under the KEEP for granting awards to key employees who are not “officers” under Section 16 of the Securities Exchange Act or “covered employees” under Section 162(m) of the Internal Revenue Code (Code). Under the KEEP, the Compensation and Benefits Committee has authority with respect to the following:

•	the selection of the key employees to receive awards from time to time

•	the granting of awards in amounts as it determines

•	the imposition of limitations, restrictions and conditions upon awards

•	the certification of the attainment of performance goals, if applicable

•	the interpretation of the KEEP and the adoption, amendment and rescission of administrative guidelines and other rules and regulations relating to the KEEP

•	the correction of any defect or omission or reconciliation of any inconsistency in the KEEP or any award granted under the KEEP

•	the making of all other determinations and taking of all other actions necessary or advisable for the implementation and administration of the KEEP
The Board administers grants of restricted stock under the KEEP to non-employee directors.
Eligibility
Except for certain non-employee director restricted stock awards as described below, “key employees” of Bank of America and its subsidiaries may participate in the KEEP, as selected by the Compensation and Benefits Committee. Key employees are those employees of Bank of America and its subsidiaries who occupy managerial or other important positions and who have made, or are expected to make, important contributions to our business, as determined by the Compensation and Benefits Committee, including persons employed outside the United States. Approximately 95,000 employees are expected to be eligible to participate. However, as mentioned above, the Compensation and Benefits Committee in its discretion selects which key employees will receive any awards. Following discontinuance of the Directors’ Stock Plan, the KEEP also provides for awards of restricted stock to non-employee directors as part of our director compensation program. All 15 of the non-employee directors nominated for election at the annual meeting are eligible to receive these restricted stock awards. As noted elsewhere in this proxy statement, as part of our director compensation program, our Board grants restricted stock to directors on the day of their election or appointment as a director. Any director nominee that receives at least a majority of votes cast at the annual meeting will be elected at the annual meeting, and will be eligible to receive the restricted stock award as part of their 2019-2020 director compensation. In the event this proposal to amend the KEEP does not receive at least a majority of the votes cast at the annual meeting, and the amended KEEP does not become effective, there are enough common shares remaining for issuance in the KEEP to grant directors elected at the annual meeting the 2019-2020 restricted stock award.

Types of Awards
The KEEP permits awards of stock options, SARs, restricted stock shares and restricted stock units to key employees and restricted stock shares to non-employee directors, all of which are described in more detail below.
Awards of Stock Options and SARs. The KEEP provides for the grant of options to purchase shares of our common stock at option prices which are not less than the fair market value of a share of our common stock at the close of business on the date of grant. (The fair market value of a share of our common stock as of March 4, 2019, was $29.03.) The KEEP also provides for the grant of SARs to key employees. SARs entitle the holder upon exercise to receive either cash or shares of our common stock or a combination of the two, as the Compensation and Benefits Committee in its discretion may determine, with a value equal to the difference between: (i) the fair market value on the exercise date of the shares with respect to which a SAR is exercised; and (ii) the fair market value of the shares on the date of grant.
Awards of options under the KEEP, which may be either incentive stock options (which qualify for special tax treatment) or nonqualified stock options, are determined by the Compensation and Benefits Committee. No more than an aggregate of 450 million shares may be awarded as incentive stock options under the KEEP. The terms and conditions of each option and SAR are to be determined by the Compensation and Benefits Committee (or its designees) at the time of grant.
Options and SARs granted under the KEEP will expire not more than 10 years from the date of grant, and the award agreements entered into with each participant will specify the extent to which options and SARs may be exercised during their respective terms, including in the event of the participant’s death, disability or termination of employment.

The KEEP includes two additional limitations on stock option and SAR grants.

•	The KEEP expressly prohibits dividend equivalents with respect to stock options and SARs.

•	The KEEP permits nonqualified stock options and SARs to be transferable if and to the extent permitted under the applicable award agreement, but prohibits transfers to be made for consideration.
Our Board has not granted stock options or SARs since 2008.
Awards of Restricted Stock Shares and Restricted Stock Units. Under the KEEP, the Compensation and Benefits Committee may award key employees restricted shares of our common stock or restricted stock units which represent the right to receive shares of our common stock (or cash equal to the fair market value of those shares). Each award agreement will contain the terms of the award, including any applicable conditions, which may include continued service of the participant, the attainment of specified performance goals or any other conditions deemed appropriate by the Compensation and Benefits Committee.
Restricted stock shares will be held in our custody until the applicable restrictions have been satisfied. The participant cannot sell, transfer, pledge, assign or otherwise alienate or hypothecate restricted stock shares until the applicable restrictions are satisfied. Once the restrictions are satisfied, the shares will be delivered to the participant’s account, free of restrictions. During the period of restriction, the participant may exercise full voting rights with respect to the restricted stock shares. The participant will also be credited with dividends with respect to restricted stock shares. Dividends may be payable currently or subject to additional restrictions as determined by the Compensation and Benefits Committee and reflected in the award agreement. Our grant practice has been not to pay dividends on restricted stock shares during the vesting period, but to accrue those dividends with interest from the grant date to be paid only if and when the underlying award becomes vested.
The award agreement for any restricted stock units will specify whether units that become earned and payable will be settled in shares of our common stock (with one share of common stock to be delivered for each earned and payable restricted stock unit), in cash (equal to the aggregate fair market value of the restricted stock units that are earned and payable), or in a combination of shares and cash. Shares of our common stock used to pay earned restricted stock units may have additional restrictions, as determined by the Compensation and Benefits Committee. Unpaid restricted stock units may have dividend equivalent rights, as determined by the Compensation and Benefits Committee and evidenced in the award agreement. As with restricted stock shares, our grant practice has been to include dividend equivalent rights for awards of restricted stock units that accrue with interest from the grant date and are paid only if and when the underlying award becomes vested. Unpaid restricted stock units have no voting rights.
The KEEP also provides for awards of restricted stock to our non-employee directors as part of our director compensation program. As under the prior Directors’ Stock Plan, these awards vest one year after the date of grant or, if earlier, at the date of the next annual meeting. However, awards that are scheduled to vest in less than 50 weeks after the date of grant will count against the 5% exception pool for the minimum vesting requirements described below. The awards vest earlier in case of death, disability or a change in control. If a director retires before the one-year vesting date, a prorated amount of the award vests based on the number of days the director served during the vesting period before retirement. Awards may be deferred under the Bank of America Corporation Director Deferral Plan. See “Director Compensation” on page 39 for additional details about our director compensation program.

Minimum Vesting Conditions
The KEEP as approved in 2015 provides that for stock-settled awards intended to vest based solely on the passage of time, the awards will not vest more quickly than ratably over a three-year period, subject to exceptions such as for awards to newly hired employees. The KEEP, as amended, updates these minimum vesting requirements so that generally all stock-settled awards will vest no more quickly than ratably annually as of each anniversary over a three-year period beginning on the grant date of the award. This requirement does not apply to (1) certain substitute awards arising from acquisitions, (2) shares delivered in lieu of fully vested cash incentive awards, (3) awards to non-employee directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders (but not sooner than 50 weeks after the grant date) or (4) awards that vest based on the achievement of performance goals over a period of at least one year. Also, the Compensation and Benefits Committee may grant equity-based awards without regard to the minimum vesting requirement with respect to a maximum of 5% of the available share reserve authorized for issuance under the KEEP. In addition, the minimum vesting requirement does not apply to the Compensation and Benefits Committee’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, workforce reduction, death, disability, or a change in control, in the terms of the award or otherwise.
Section 162(m) Award Limits
Prior to 2018, awards under the KEEP could be designed to qualify as “performance-based compensation” that is exempt from the deduction limits under Section 162(m) of the Code. Changes in the U.S. tax laws eliminated this exception for grants made from and after January 1, 2018. The KEEP, however, continues to include award limits related to this prior tax law, under which a participant may not be granted in any calendar year: (i) stock options or SARs for more than 4,000,000 shares, or (ii) performance-based restricted stock shares/units intended to qualify as “performance-based compensation” under Section 162(m) (as in effect before 2018) for more than 4,000,000 shares (assuming maximum performance).
Withholding for Payment of Taxes
The KEEP provides for the withholding and payment by a participant of any payroll or withholding taxes required by applicable law. The KEEP permits a participant to satisfy this requirement, with the approval of the Compensation and Benefits Committee and subject to the terms of the KEEP, by withholding from the participant a number of shares of our common stock otherwise issuable under the award having a fair market value equal to the amount of applicable payroll and withholding taxes. The amendment to the KEEP, if approved by stockholders, would permit the Company and the participant to withhold at rates up to the maximum statutory tax rates.
Adjustments for Changes in Capitalization
In the event of any change in the number of our outstanding shares of common stock by reason of any stock dividend, split, spin-off, recapitalization, merger, consolidation, combination, exchange of shares or otherwise, the aggregate number of shares of our common stock with respect to which awards may be made under the KEEP, the annual limit on individual awards, the limits on incentive stock options, restricted stock and restricted stock units and the terms, types of shares and number of shares of any outstanding awards under the KEEP will be equitably adjusted by the Compensation and Benefits Committee in its discretion to preserve the benefit of the award for us and the participant.
No Single Trigger Vesting Upon a Change in Control for Key Employees
The KEEP permits the Compensation and Benefits Committee to provide for vesting of awards to key employees in connection with a change in control of Bank of America if there is also a termination of employment in connection with the change in control. This is often referred to as “double trigger” vesting. For these purposes, a termination is considered to be in connection with a change of control if it occurs upon or within two years after the change in control and is for one of the following two reasons: (i) an involuntary termination by the company without “cause” or (ii) a termination by the participant for “good reason.” “Cause” and “good reason” will be as defined in the applicable award agreements. In addition, the Committee may provide for the assumption or substitution of awards by a surviving corporation. Awards to non-employee directors fully vest upon a change in control.
Amendment and Termination of the Plan
Our Board has the power to amend, modify or terminate the KEEP on a prospective basis. Stockholder approval will be obtained for any change to the material terms of the KEEP to the extent required by New York Stock Exchange listing requirements or other applicable law. The KEEP, as amended, automatically terminates at the close of business on April 23, 2029, following which no awards may be made under the KEEP.

Option and SARs Repricing Prohibited
The KEEP specifically prohibits the repricing of stock options or SARs without stockholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of a stock option or SAR to lower its exercise price; (B) any other action that is treated as a “repricing” under generally accepted accounting principles; and (C) repurchasing for cash or canceling a stock option or SAR at a time when its exercise price is greater than the fair market value of the underlying stock in exchange for another award, unless the cancellation and exchange occurs in connection with change in capitalization or similar change. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the key employee.
Federal Income Tax Treatment
The following discussion summarizes certain U.S. federal income tax consequences of awards under the KEEP based on the law as in effect on the date of this document. The following discussion does not purport to cover federal employment taxes or other federal tax consequences that may be employed with awards, nor does it cover state, local or non-U.S. taxes.
Nonqualified Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the stock option on the date of exercise and the exercise price of the stock option. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the fair market value of the shares on the exercise date.
Incentive Stock Options. A participant generally will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the stock option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the stock option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the exercise price of the stock option. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.
With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of common stock already held by the participant to pay the exercise price or if the shares received upon exercise of the stock option are subject to a substantial risk of forfeiture by the participant.
Stock Appreciation Rights. A participant generally will not recognize taxable income upon the grant or vesting of a SAR with a grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.
Restricted Stock Shares and Restricted Stock Units. A participant generally will not have taxable income upon the grant of restricted stock or restricted stock units. Instead, the participant will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid. For restricted stock only, a participant may instead elect to be taxed at the time of grant.
Tax Consequences to Bank of America. In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Code, including those imposed by Section 162(m) as applicable.

New Stock Plan Benefits
Because awards under the KEEP are discretionary, awards are generally not determinable at this time. As stated previously, in the event the amended KEEP is not approved by stockholders at the annual meeting, there are enough shares remaining under the KEEP for the Board to grant restricted stock awards to directors elected at the annual meeting as part of 2019-2020 director compensation.
Additional Information
The table below presents information on equity compensation plans at December 31, 2018 as required by SEC disclosure rules. The impact of the amendment based on information as of March 4, 2019 is provided on page 72.

PLAN CATEGORY(1)	(a) NUMBER OF SHARES TO BE ISSUED UNDER OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(2)	(b) WEIGHTED- AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(3)	(c) NUMBER OF SHARES REMAINING FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a))(4)
Plans approved by stockholders	165,953,835	–	239,064,952
Plans not approved by stockholders	–	–	–
Total	165,953,835	–	239,064,952

(1)
This table does not include 873,557 vested restricted stock units and stock option gain deferrals at December 31, 2018 that were assumed by the company in connection with prior acquisitions under whose plans the awards were originally granted.

(2)	This column consists of outstanding restricted stock units.

(3)	Restricted stock units do not have an exercise price and are delivered without any payment or consideration.

(4)
Includes 239,005,498 shares of common stock available for future issuance under the KEEP and 59,454 shares of common stock which are available for future issuance under the Directors’ Stock Plan. As of January 1, 2019, grants of stock awards to the company’s non-employee directors will be made under the KEEP.

No options have been granted under the KEEP, since shareholders approved its amendment and restatement in 2015, to any current named executive officer, current executive officer, or any associate of such person, nor to any other employee or person.